Callaway Golf Company Announces First Quarter 2017 Financial Results, With Double-Digit Sales Growth, And A Significant Increase In Full Year Sales And Earnings Guidance

CARLSBAD, Calif., May 4, 2017 /PRNewswire/ --

  First quarter 2017 net sales of $309 million, a 13% increase compared to the first quarter of 2016.
  First quarter 2017 non-GAAP pre-tax income (which excludes non-recurring OGIO transaction and transition expenses) of $43 million, an increase of 8% compared to the first quarter of 2016.  On a GAAP basis, pre-tax income was $39 million for the first quarter of 2017.
  Full year 2017 sales guidance increased by $45 - $50 million to $960 - $980 million, compared to prior guidance of $910 - $935 million.
  Full year 2017 non-GAAP earnings per share guidance increased $0.10 per share to $0.31 - $0.37, compared to prior guidance of $0.21 - $0.27. The non-GAAP guidance excludes the non-recurring OGIO expenses.

Callaway Golf Company (NYSE:ELY) announced today its first quarter 2017 financial results and increased its full year 2017 sales and earnings guidance.

In the first quarter of 2017, as compared to the same period in 2016, the Company's net sales increased $35 million (13%) to $309 million and non-GAAP pre-tax income (which excludes $4 million in non-recurring transaction and transition costs related to the OGIO acquisition) increased $3 million (8%) to $43 million. These results reflect the Company's continued brand momentum and continued execution of its strategy to grow market share in its core golf equipment business and in tangential areas. As a result of this better than expected first quarter, the Company increased its full year sales guidance by $45 million - $50 million to $960 million - $980 million as compared to its prior guidance of $910 million - $935 million. The Company also increased its full year non-GAAP earnings per share guidance by $0.10 to $0.31 - $0.37 compared to prior guidance of $0.21 - $0.27. The full year non-GAAP guidance excludes an estimated $7 million of non-recurring OGIO transaction and transition expenses.

"It has been a very strong start to 2017," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Sales of our new products, including the EPIC driver and new Chrome Soft X golf ball, have exceeded our expectations. Business around the globe remains very strong with all major regions reporting sales growth and market share gains. And our new business ventures, namely the apparel joint venture in Japan and the recently acquired OGIO business, are performing ahead of plan. Furthermore, our liquidity and financial flexibility remain strong even with the cash outlay earlier this year for the purchase of OGIO. Overall, I am very pleased with how our business is performing and am cautiously optimistic for the balance of the year."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without these non-recurring items and on a more comparable tax basis.

This non-GAAP information presents the Company's financial results for the first quarter of 2017 excluding the non-recurring transaction and transition expenses related to the OGIO acquisition. In addition, because of the Company's prior deferred tax valuation allowance, the Company did not recognize U.S. income tax during the first quarter of 2016 and its income tax provision and after-tax income and earnings are therefore not calculated on the same basis as in the first quarter of 2017. In order to make 2016 more comparable to 2017, the Company has presented 2016 results on a non-GAAP basis by applying an assumed statutory income tax rate of 38.5% as compared to the actual first quarter 2016 effective tax rate of 3.5%. The valuation allowance was reversed in the fourth quarter of 2016. Excluding the reversal, the Company's full year 2016 effective tax rate was 41.1%.

The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2017 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first quarter of 2017 (in millions, except eps):

2017 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q1 2017	Q1 2016	Change	Q1 2017 non-GAAP	Q1 2016 non-GAAP	Change
Net Sales	$309	$274	$35	$309	$274	$35
Gross Profit/ % of Sales	$148 47.8%	$132 48.3%	$16 (50) b.p.	$148 47.8%	$132 48.3%	$16 (50) b.p.
Operating Expenses	$104	$87	$17	$100	$87	$13
Pre-Tax Income/(loss)	$39	$40	($1)	$43	$40	$3
Income Tax Provision/(Benefit)	$13	$1	$12	$15	$15	$0
Net Income	$26	$38	($12)	$28	$24	$4
EPS	$0.27	$0.40	($0.13)	$0.30	$0.26	$0.04

For the first quarter of 2017, the Company's net sales increased $35 million to $309 million compared to $274 million for the same period in 2016. The increase in net sales is attributable to the strength of the Company's 2017 product line, including an exceptionally strong launch of the EPIC driver and fairway woods as well as increased golf ball sales, including the new Chrome Soft X ball, which has also exceeded expectations. In addition, net sales of gear and accessories increased significantly as a result of the Company's acquisition of OGIO in the first quarter of 2017 and the new apparel joint venture in Japan, which was formed in the third quarter of 2016. Net sales increased in all major regions and reflected market share gains in those regions.

For the first quarter of 2017, the Company's gross margin of 47.8% was better than the Company expected as a result of better pricing and mix of products sold. The 50 basis point decrease compared to 2016 gross margins of 48.3% reflects the different economics of the apparel joint venture and the OGIO business, which have lower gross margins and lower relative operating expenses (with overall higher operating margins) as compared to the Company's golf equipment business.

Operating expenses increased $17 million to $104 million in the first quarter of 2017 compared to $87 million for the same period in 2016. This increase is primarily due to the addition in 2017 of operating expenses from the Japan joint venture and the consolidation of OGIO, as well as $4 million in non-recurring OGIO transaction and transition expenses.

First quarter 2017 earnings per share was $0.27, compared to $0.40 for the first quarter of 2016. The decrease on a GAAP basis was caused by the $4 million ($0.03 per share) OGIO transaction and transition expenses in the first quarter of 2017 and the difference in effective tax rates. In the first quarter of 2016, the Company did not recognize U.S. income taxes due to the Company's deferred tax valuation allowance that existed at that time. The valuation allowance was reversed in the fourth quarter of 2016 and the Company therefore recognized U.S. income taxes in the first quarter of 2017. On a non-GAAP basis, which excludes the impact of the non-recurring OGIO transaction and transition expenses and applies a statutory tax rate of 38.5% to 2016 pre-tax income as discussed above, the Company would have reported earnings per share for the first quarter of 2017 of $0.30, compared to earnings per share of $0.26 for the first quarter of 2016.

Business Outlook for 2017

Basis for 2017 Non-GAAP Estimates. The Company's 2017 non-GAAP estimates exclude non-recurring transaction and transition expenses related to the OGIO acquisition, which are estimated to be approximately $7 million for full year 2017. The amount incurred in the first quarter of 2017 was $4 million, which was in line with the Company's expectations.

Basis for 2016 Pro Forma Results. In order to make the 2017 guidance more comparable to 2016, as discussed above, the Company has presented 2016 results on a pro forma basis by excluding from 2016 the prior $0.11 per share gain from the sale of a small portion of the Company's Topgolf investment. Furthermore, the Company excluded from full year 2016 the $1.63 per share non-recurring benefit from the reversal of the deferred tax valuation allowance and calculated 2016 pro forma second quarter earnings based upon an assumed statutory tax rate of 38.5%.

Full Year 2017

Given the Company's financial performance during the first quarter of 2017, the Company is increasing its full year financial guidance as follows:

	Revised 2017 GAAP Estimate	Revised 2017 Non-GAAP Estimate	Previous 2017 Non-GAAP Estimate	2016 Pro Forma Results
Net Sales	$960 - $980 million	$960 - $980 million	$910 - $935 million	$871 million
Gross Margins	45.2%	45.2%	44.2%	44.2%
Operating Expenses	$390 million	$383 million	$367 million	$341 million
Earnings Per Share	$0.27 - $0.33	$0.31 - $0.37	$0.21 - $0.27	$0.24

The Company's revised 2017 net sales estimate of $960 million - $980 million represents an increase of $45 million - $50 million over its prior estimate. This would result in net sales growth of 10% -13% in 2017 compared to 2016. Incremental sales growth versus previous estimates is expected to be driven by market share gains related to the Company's 2017 product line, including the EPIC driver and fairway woods, and incremental sales from the OGIO business and the Japan apparel joint venture. In addition, the Company is currently estimating that year-over-year changes in foreign currency exchange rates will have less of a negative impact than originally estimated. The Company currently estimates that changes in foreign currency rates will adversely affect projected 2017 net sales by approximately $16 million as compared to its prior estimate of $28 million.

The Company currently estimates that its 2017 non-GAAP gross margin will improve 100 basis points from the prior estimate. This increase is expected to be driven by continued favorable pricing, mix and operational efficiencies.

The Company estimates that its 2017 non-GAAP operating expenses will increase $16 million compared to prior estimates. This increase in operating expenses reflects increased variable costs related to higher sales and performance, the impact of changes in foreign currency exchange rates, as well as targeted investments in the core business.

The Company increased its non-GAAP earnings per share guidance by $0.10 to $0.31 - $0.37 primarily due to the projected increase in net sales and improved gross margins. The Company's 2017 earnings per share estimates assume a tax rate of approximately 36% and a base of 96 million shares.

Second Quarter 2017

The Company currently estimates the following results for the second quarter of 2017:

	Q2 2017 GAAP Estimate	Q2 2017 Non-GAAP Estimate	Q2 2016 Non-GAAP Results
Net Sales	$290 - $300 million	$290 - 300 million	$246 million
Earnings Per Share	$0.27 - $0.30	$0.28 - $0.31	$0.12

The Company expects sales growth of 18% - 22% in the second quarter of 2017 compared to the same period in 2016. This projected sales growth reflects anticipated growth in the core business as well as growth from the Japan apparel joint venture and the OGIO business. It is anticipated that this growth will be partially offset by weaker foreign currencies in the second quarter of 2017 compared to the same period in 2016.

The Company's non-GAAP earnings per share for the second quarter of 2017 is estimated to increase $0.16 - $0.19 per share to $0.28 - $0.31 compared to $0.12 for the second quarter of 2016. This projected increase is due to higher sales and stronger gross margins. The Company's 2017 second quarter earnings per share estimates assume approximately 96 million shares, which is consistent with the second quarter of 2016.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 11, 2017. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, and depreciation and amortization expenses, as well as non-recurring Ogio transaction and transition expenses and the second quarter 2016 gain realized from the sale of a small portion of the Company's Topgolf investment.

Other Adjustments. The Company presents certain of its financial results (i) excluding tax benefits received from the reversal of a significant portion of its deferred tax valuation allowance, (ii) excluding gains from the sale of a small portion of its Topgolf investment, (iii) excluding the non-recurring Ogio expenses or (iv) by applying an assumed estimated statutory tax rate of 38.5%.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2017 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), the estimated impact from changes in foreign currency rates, and the expected timing and amount of expenses related to the integration of the OGIO acquisition, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including any unfavorable changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; delays, difficulties, or increased costs in integrating the acquired OGIO business or implementing the Company's growth strategy generally; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$47,989	$125,975
Accounts receivable, net	245,144	127,863
Inventories	179,020	189,400
Other current assets	19,353	17,187
Total current assets	491,506	460,425

Property, plant and equipment, net	59,847	54,475
Intangible assets, net	171,336	114,324
Deferred taxes, net	99,741	114,707
Investment in golf-related ventures	48,997	48,997
Other assets	8,519	8,354
Total assets	$879,946	$801,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$138,266	$132,521
Accrued employee compensation and benefits	24,939	32,568
Asset-based credit facilities	76,954	11,966
Accrued warranty expense	5,945	5,395
Income tax liability	2,788	4,404
Total current liabilities	248,892	186,854

Long-term liabilities	5,914	5,828
Total Callaway Golf Company shareholders' equity	614,986	598,906
Non-controlling interest in consolidated entity	10,154	9,694
Total liabilities and shareholders' equity	$879,946	$801,282

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$308,927	$274,053
Cost of sales	161,212	141,661
Gross profit	147,715	132,392
Operating expenses:
Selling	71,762	63,286
General and administrative	22,864	15,544
Research and development	8,882	8,234
Total operating expenses	103,508	87,064
Income from operations	44,207	45,328
Other expense, net	(5,121)	(5,537)
Income before income taxes	39,086	39,791
Income tax provision	13,206	1,401
Net income	25,880	38,390
Less: Net income attributable to non-controlling interests	191	—
Net income attributable to Callaway Golf Company	$25,689	$38,390

Earnings per common share:
Basic	$0.27	$0.41
Diluted	$0.27	$0.40
Weighted-average common shares outstanding:
Basic	94,070	93,952
Diluted	95,948	95,424

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$25,880	$38,390
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,319	4,157
Deferred taxes, net	15,630	—
Share-based compensation	3,218	2,194
Gain on disposal of long-lived assets and deferred gain amortization	(34)	(270)
Unrealized loss on foreign currency forward contracts	3,111	—
Changes in assets and liabilities	(114,929)	(115,930)
Net cash used in operating activities	(62,805)	(71,459)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(58,629)	—
Capital expenditures	(6,301)	(4,963)
Proceeds from sale of property, plant and equipment	38	6
Proceeds from note receivable	—	3,104
Investment in golf-related ventures	—	(1,260)
Net cash used in investing activities	(64,892)	(3,113)

Cash flows from financing activities:
Proceeds from asset-based credit facilities, net	64,988	64,000
Acquisition of treasury stock	(15,369)	(2,878)
Dividends paid	(939)	(941)
Exercise of stock options	484	384
Net cash provided by financing activities	49,164	60,565

Effect of exchange rate changes on cash and cash equivalents	547	(658)
Net decrease in cash and cash equivalents	(77,986)	(14,665)
Cash and cash equivalents at beginning of period	125,975	49,801
Cash and cash equivalents at end of period	$47,989	$35,136

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category
	Three Months Ended March 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2016(2)
	2017	2016(1)	Dollars	Percent	Percent
Net sales:
Woods	$107,575	$89,248	$18,327	20.5%	21.1%
Irons	59,011	75,600	(16,589)	(21.9)%	(21.2)%
Putters	27,005	30,213	(3,208)	(10.6)%	(10.2)%
Golf balls	48,224	41,416	6,808	16.4%	16.8%
Gear/Accessories/Other	67,112	37,576	29,536	78.6%	79.2%
	$308,927	$274,053	$34,874	12.7%	13.3%
(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been restated to conform with the current period presentation.
(2) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Net Sales by Region
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2016(1)
	2017	2016	Dollars	Percent	Percent
Net Sales
United States	$179,822	$160,048	$19,774	12.4%	12.4%
Europe	43,119	37,901	5,218	13.8%	22.2%
Japan	46,500	39,278	7,222	18.4%	17.2%
Rest of Asia	18,322	15,808	2,514	15.9%	12.3%
Other foreign countries	21,164	21,018	146	0.7%	(1.9)%
	$308,927	$274,053	$34,874	12.7%	13.3%

(1) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended March 31,		Growth/(Decline)
	2017	2016(1)	Dollars	Percent
Net Sales
Golf Club	$193,591	$195,061	$(1,470)	(0.8)%
Golf Ball	48,224	41,416	6,808	16.4%
Gear/Accessories/Other	67,112	37,576	29,536	78.6%
	$308,927	$274,053	$34,874	12.7%

Income (loss) before income taxes:
Golf clubs	$34,953	$35,441	$(488)	(1.4)%
Golf balls	11,521	10,606	915	8.6%
Gear/Accessories/Other	9,619	9,462	157	1.7%
Reconciling items(2)	(17,007)	(15,718)	(1,289)	(8.2)%
	$39,086	$39,791	$(705)	(1.8)%

(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been restated to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three months ended March 31, 2017			Three months ended March 31, 2016
	As Reported	Ogio Acquisition Costs(1)	Non-GAAP	As Reported	Non-Cash Tax Adjustment(2)	Non-GAAP
Net sales	$308,927	$—	$308,927	$274,053	$—	$274,053
Gross profit	147,715	—	147,715	132,392	—	132,392
% of sales	47.8%	NA	47.8%	48.3%	NA	48.3%
Operating expenses	103,508	3,956	99,552	87,064	—	87,064
Income (loss) from operations	44,207	(3,956)	48,163	45,328	—	45,328
Other expense, net	(5,121)	—	(5,121)	(5,537)	—	(5,537)
Income (loss) before income taxes	39,086	(3,956)	43,042	39,791	—	39,791
Income tax provision (benefit)	13,206	(1,337)	14,543	1,401	13,919	15,320
Net income (loss)	25,880	(2,619)	28,499	38,390	(13,919)	24,471
Less: Net income attributable to non-controlling interests	191	—	191	—	—	—
Net income (loss) attributable to Callaway Golf Company	$25,689	$(2,619)	$28,308	$38,390	$(13,919)	$24,471

Diluted earnings (loss) per share:	$0.27	$(0.03)	$0.30	$0.40	$(0.14)	$0.26
Weighted-average shares outstanding:	95,948	95,948	95,948	95,424	95,424	95,424

(1) Represents transaction costs as well as one-time transition costs associated with the acquisition of Ogio International, Inc in January 2017.

(2) The Company had a valuation allowance on its U.S. deferred tax assets in the first quarter of 2016, which resulted in minimal U.S. tax expense for the quarter. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance. For comparability to the first quarter of 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate pro-forma results for the first quarter of 2016.

	2017 Trailing Twelve Month Adjusted EBITDA					2016 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2016	2016	2016	2017	Total	2015	2015	2015	2016	Total
Net income (loss)	$34,105	$(5,866)	$123,271	$25,689	$177,199	$12,818	$(3,617)	$(30,452)	$38,390	$17,139
Interest expense, net	347	431	348	715	1,841	1,936	3,520	868	621	6,945
Income tax provision	1,937	1,294	(137,193)	13,206	(120,756)	1,817	1,547	493	1,401	5,258
Depreciation and amortization expense	4,180	4,204	4,045	4,319	16,748	4,454	4,193	4,029	4,157	16,833
EBITDA	$40,569	$63	$(9,529)	$43,929	$75,032	$21,025	$5,643	$(25,062)	$44,569	$46,175
Gain on sale of Topgolf investments	(17,662)	—	—	—	(17,662)	—	—	—	—	—
Ogio acquisition costs	—	—	—	3,956	3,956	—	—	—	—	—
Adjusted EBITDA	$22,907	$63	$(9,529)	$47,885	$61,326	$21,025	$5,643	$(25,062)	$44,569	$46,175

CALLAWAY GOLF COMPANY
Reconciliation of Non-GAAP 2016 Results
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2016
	As Reported	Topgolf Gain(1)	Non-Cash Tax Adjustment(2)	Pro-Forma(3)
Net sales	$245,594	$—	$—	$245,594
Gross profit	110,633	—	—	110,633
% of sales	45.0%	—	—	45.0%
Operating expenses	89,765	—	—	89,765
Income from operations	20,868	—	—	20,868
Other income (expense), net	15,174	17,662	—	(2,488)
Income before income taxes	36,042	17,662	—	18,380
Income tax provision (benefit)	1,937	7,188	(12,327)	7,076
Net income	$34,105	$10,474	$12,327	$11,304

Diluted earnings per share:	$0.36	$0.11	$0.13	$0.12
Weighted-average shares outstanding:	95,893	95,893	95,893	95,893

(1) Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain due to the reversal of the Company's deferred tax valuation allowance in Q4 of 2016.

(2) Effect of applying a 38.5% statutory tax rate to derive Non-GAAP Results.

(3) The Company had a valuation allowance on its U.S. deferred tax assets in the second quarter of 2016, which resulted in minimal U.S. tax expense for the quarter. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance. For comparability to the second quarter business outlook for 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate Non-GAAP Results for the second quarter of 2016.

	Year Ended December 31, 2016
	As Reported	Release of Tax VA(1)	Topgolf Gain(2)	Pro-Forma(3)
Net sales	$871,192	$—	$—	$871,192
Gross profit	385,011	—	—	385,011
% of sales	44.2%	—	—	44.2%
Operating expenses	340,843	—	—	340,843
Income from operations	44,168	—	—	44,168
Other income (expense), net	14,225		17,662	(3,437)
Income before income taxes	58,393	—	17,662	40,731
Income tax provision (benefit)	(132,561)	(156,588)	7,188	16,839
Net income	190,954	156,588	10,474	23,892
Less: Net income attributable to non-controlling interests	1,054	—	—	1,054
Net income attributable to Callaway Golf Company	$189,900	$156,588	$10,474	$22,838

Diluted earnings per share:	$1.98	1.63	$0.11	$0.24
Weighted-average shares outstanding:	95,845	95,845	95,845	95,845

(1) Non-cash tax benefit due to the reversal of a significant portion of the Company's deferred tax valuation allowance.

(2) Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain due to the reversal of the Company's deferred tax valuation allowance in Q4 of 2016.

(3) In order to make the 2017 guidance more comparable to 2016 with regard to the underlying performance of the Company's business, the Company has recast its 2016 results on a pro-forma basis. The 2016 Non-GAAP Results exclude (i) the $156.6 million ($1.63 per share) benefit from the reversal of the deferred tax valuation allowance, and (ii) the $10.5 million ($0.11 per share) after-tax Topgolf gain.